SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 22, 2006

Intersil Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-29617	59-3590018
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Murphy Ranch Road, Milpitas, CA	95035
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 432-8888

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amendment of Employment Agreements with Richard M. Beyer and Louis DiNardo

On March 22, 2006, Intersil Corporation (the “Company”) and Richard M. Beyer, the Company’s Chief Executive Officer, entered into an amendment to Mr. Beyer’s employment agreement with the Company, dated January 1, 2006, to amend the grant dates, but not the size of the grant or the vesting schedule, for certain employee stock options to be issued to Mr. Beyer under the terms of the employment agreement. Originally, the agreement provided for the issuance of an option to purchase 62,500 shares of the Company’s common stock on April 3, 2006, followed by the issuance of three additional options to purchase 62,500 shares on July 3, 2006, October 2, 2006 and January 2, 2007, respectively. The amendment provides that in place of these four stock options to purchase 62,500 shares, a single stock option to purchase 250,000 shares will be issued on April 3, 2006 and will be subject to the terms of the Company’s 1999 Equity Compensation Plan.

On March 22, 2006 the Company and Louis DiNardo, the Company’s Chief Operating Officer, entered into an amendment to Mr. DiNardo’s employment agreement with the Company, dated January 25, 2006, to amend the grant dates, but not the size of the grant or the vesting schedule, for certain employee stock options to be issued to Mr. DiNardo under the terms of the employment agreement. Originally, the agreement provided for the issuance of an option to purchase 37,500 shares of the Company’s common stock on April 3, 2006, followed by the issuance of three additional options to purchase 37,500 shares on July 3, 2006, October 2, 2006 and January 2, 2007, respectively. The amendment provides that in place of these four stock options to purchase 37,500 shares, a single stock option to purchase 150,000 shares will be issued on April 3, 2006 and will be subject to the terms of the Company’s 1999 Equity Compensation Plan.

The amendments to Mr. Beyer’s and Mr. DiNardo’s employment agreements were approved by the Compensation Committee of the Board of Directors and, in the case of Mr. Beyer, by the Board of Directors, Mr. Beyer abstaining.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INTERSIL CORPORATION

Date: March 28, 2006	By:	/s/ Thomas C. Tokos
	Name:	Thomas C. Tokos
	Title:	Vice President, General Counsel and Secretary